EXHIBIT 99.1

Contact:
Wayne Charness (Media) 401-727-5983
Karen Warren (Investor Relations) 401-727-5401

DEB THOMAS NAMED HASBRO’S CHIEF FINANCIAL OFFICER

PAWTUCKET, R.I., MAY 21, 2009 – Deb Thomas, 45, an 11-year Hasbro, Inc. (NYSE:HAS) veteran who has held several senior level finance posts within the Company, has been elected to the position of Chief Financial Officer by Hasbro’s Board of Directors, it was announced today by Brian Goldner, Hasbro’s President and Chief Executive Officer.

Ms. Thomas will report directly to David Hargreaves, the Company’s Chief Operating Officer, who had been serving as Hasbro’s COO and CFO prior to the appointment of Ms. Thomas.

Ms. Thomas most recently served as the Company’s Senior Vice President and head of Corporate Finance.  Ms. Thomas joined Hasbro in 1998, and held positions of increasing responsibility within the Company’s finance department, including Corporate Controller, prior to her appointment as head of finance in 2007.

“Deb is an outstanding and experienced professional who has been an important contributor on many levels throughout her career at Hasbro,” said Mr. Goldner.  “She has clearly and consistently demonstrated her financial acumen and industry expertise as head of Corporate Finance, and we are pleased that she will now be taking on added responsibilities as Hasbro’s CFO.”

Prior to joining Hasbro, Ms. Thomas worked at KPMG Peat Marwick, LLP, both in the United States and overseas.  She is a graduate of Providence College.

About Hasbro

Hasbro, Inc. (NYSE:HAS) is a worldwide leader in children’s and family leisure time products and services with a rich portfolio of brands and entertainment properties that provides some of the highest quality and most recognizable play and recreational experiences in the world. As a brand-driven, consumer-focused global company, Hasbro brings to market a range of toys, games and licensed products, from traditional to high-tech and digital, under such powerful brand names as TRANSFORMERS, PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, CRANIUM and WIZARDS OF THE COAST. Come see how we inspire play through our brands at http://www.hasbro.com. © 2009 Hasbro, Inc. All Rights Reserved.

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